Exhibit 99.1


Press Release                                    Source: Vitro Diagnostics, Inc.

Vitro Diagnostics Hires Experienced Business Executive as President and CEO

Monday April 11, 2005

Aurora, Colorado--April 11, 2005--Vitro Diagnostics, Inc. (OTCBB: VODG - News), a biotechnology company, announced today the appointment of Dr. James T. Posillico as President and CEO. Dr. Posillico, who is also a director of the Company, has extensive prior experience as an executive of pharmaceutical and medical device firms focused on the commercialization of products targeting women's health care markets including devices and drugs for treatment of infertility. Dr. Posillico replaces Dr. James Musick as President and CEO. Dr. Musick has been appointed Chairman of the Board of Directors, Chief Operating Officer, Secretary and retains his position as CFO.

Dr. Posillico received his Ph.D. in endocrinology from Duke University Medical Center in 1982 and performed post-doctoral training at Harvard Medical School, where he also served as Assistant Professor in the Departments of Medicine and Biochemistry from 1988 to 1991. He has authored numerous papers published in peer-reviewed journals.

Dr. Posillico has extensive business experience in the commercialization of fertility drugs and related products through 10 years employment with Serono from 1985 to 1995. Serono is a global biotechnology firm that is a leader in the sales of fertility drugs. From 1985 to 1993, he held various positions at Serono with responsibility for marketing, clinical development and regulatory issues related to various fertility drugs and associated products. From 1993 to 1995 he was General Manager of Serono Canada, Inc. with overall P&L responsibility. He was responsible for the launch of the fertility drug, Fertinex(TM) in Canada, which is similar to one of the Company's fertility drugs, VITROPIN(TM) that is in advanced stages of development, subject to FDA approval for US sales. From 1997 to 2002, Dr. Posillico founded and managed a medical product and device firm, Sage Biopharma that specialized in providing support to assisted reproductive technologies including in-vitro fertilization. In 2002, Sage was acquired by Cooper Surgical, Inc, a wholly owned subsidiary of Cooper Companies (NYSE, COO). Dr. Posillico then became Chief Scientific Officer for Cooper Surgical where his responsibilities included overseeing business development functions, primarily in the reproductive health sector while providing scientific oversight related to acquisition and licensing agreements.

Dr. Posillico said, "I am very pleased to be joining the senior management team of Vitro and excited about the prospects for further commercial development of the products and technologies now owned by Vitro related to the treatment of infertility and diabetes. I feel that with my network within the biotechnology, pharmaceutical and the financial services industry that I can be of assistance to the further commercialization of the Company's products and technology. Also, I look forward to the prospects of bringing other complementary technologies and products into the Company to further expand the markets available for commercial growth. I believe that my business and scientific background complements the technical management of the Company and forms the basis of a strong management team to guide Vitro into the future."

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About Vitro Diagnostics, Inc.

Vitro Diagnostics, Inc. (OTCBB: VODG - News), http://www.vitrodiag.com, founded in 1986, is a biotechnology company that developed and manufactures the VITROCELL(TM) brand of human cell lines consisting of pituitary and pancreatic-derived cell lines and related products including optimized growth medium and other products needed for culture of the cell lines. These products are for various research and commercial applications including the production of recombinant human glycoproteins, stem cell research, and drug discovery. The Company plans to add Human Beta Islets and related products to its VITROCELL(TM) product line in the near future, which also supports the Company's longer term research into promising therapeutic products to treat diabetes. The Company also offers products for the treatment of human infertility including various forms of purified FSH and related products that build on VODG's growing portfolio of patents and trade secrets. The Company is engaged in longer term research into potential application of its proprietary cell immortalization technology toward cell therapies for diseases such as Type I diabetes, Alzheimer's and Parkinson's disease, as well as potentially for the replacement of cells destroyed by cardiovascular disease or stroke.


Safe Harbor Statement

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as "intends," "anticipates," "believes," "expects" and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, product research and development activities, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, acceptability of the Company's products in the market place, general economic conditions, receipt of additional working capital, the overall state of the biotechnology industry and other factors set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2004 under the caption, "Risk Factors." Most these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:    Dr. James Posillico
            Chief Executive Officer
            Vitro Diagnostics, Inc.
            OTC Bulletin Board: VODG
            (908) 879-3794

            Investor Relations
            Sussex Avenue Partners LLC
            760-918-5592
            Toll-Free: 866-878-7739
            Email: news@sussexavenuepartners.com
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Source: Vitro Diagnostics, Inc.